Gaming & Leisure Properties Inc. Acquisition of Pinnacle Entertainment’s Real Estate Assets Exhibit 99.2

Forward-looking statements in this document are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Gaming and Leisure Properties, Inc. (“GLPI”) (NASDAQ: GLPI) and its subsidiaries (“GLPI”) and Pinnacle Entertainment, Inc. and its subsidiaries (“Pinnacle”) (NYSE: PNK) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward- looking statements include information concerning GLPI’s and Pinnacle’s business strategy, plans, and goals and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could’ are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements: the ultimate outcome and results of integrating the assets to be acquired by GLPI in the proposed transaction with Pinnacle; the effects of a transaction between GLPI and Pinnacle on each party, including the post- transaction GLPI’s and Pinnacle’s financial condition, operating results, strategy and plans; and additional factors discussed in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in GLPI’s and Pinnacle’s respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of GLPI and Pinnacle. Neither GLPI nor Pinnacle undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law. Forward Looking Statements 2 Gaming & Leisure Properties, Inc.

Additional Information This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In connection with the proposed transaction, GLPI intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of GLPI and Pinnacle that also constitutes a prospectus of GLPI. GLPI and Pinnacle also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by GLPI and Pinnacle with the SEC at the SEC’s website at www.sec.gov. Certain Information Regarding Participants GLPI and Pinnacle and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of GLPI’s directors and executive officers in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, and its proxy statement for its 2015 Annual Meeting, which was filed with the SEC on April 30, 2015. Investors may obtain information regarding the names, affiliations and interests of Pinnacle’s directors and executive officers in Pinnacle’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, and its proxy statement for its 2015 Annual Meeting, which was filed with the SEC on April 10, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the joint proxy statement/prospectus carefully and in its entirety when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents at the SEC’s website at www.sec.gov. Important Information for Investors and Security Holders 3 Gaming & Leisure Properties, Inc.

Transaction Rationale 4 Gaming & Leisure Properties, Inc. Benefits Both Sets of Shareholders • GLPI anticipates low double-digit percentage AFFO accretion in Year 1 • Premium to Pinnacle shareholders and share in upside of stronger GLPI Cash Flow Strength and Stability • Triple net lease structure with a long- term master lease provides GLPI with enhanced revenue stability and a dependable cash flow stream o Rent predominantly fixed in nature • Long-term cross-collateralized master lease with strong rent coverage Creates Industry Leading REIT • Combined business would constitute 3rd largest publicly traded triple-net REIT • Access to far ranging growth opportunities particularly in the gaming real estate sector o Reaffirms GLPI’s position as leading gaming focused REIT Enhanced Scale and Diversification • Expands GLPI property portfolio from 21 properties in 12 states to 35 properties in 14 states o Broad diversification helps reduce market specific risk • Increases rent revenue and cash flow to nearly twice that of standalone GLPI Experienced, Disciplined Management Teams • Industry expertise combined with disciplined investment approach • Committed to working together to deliver maximum value Strong Operating Company • Creation of a standalone gaming company (Pinnacle OpCo) o More focused, better capitalized • Greater flexibility to pursue value enhancing initiatives

Transaction Summary 5 Gaming & Leisure Properties, Inc.

Transaction Summary

Structure	• Pinnacle to spin-off 100% of its gaming operations, the Belterra Park real property, the Heartland Poker Tour, Pinnacle's interest in Retama Park, gaming licenses, gaming equipment as well as approximately 450 acres of developable land ("OpCo") • Pinnacle's remaining real property assets (the remaining public entity, "PropCo") to be acquired by GLPI for all stock consideration • OpCo to enter into a triple-net Master Lease Agreement with GLPI (overview of Master Lease Agreement provided on page 15), on terms substantially similar to that of the current Penn National Gaming Master Lease
Consideration	• Pinnacle shareholders to receive a fixed ratio of 0.8500 shares of GLPI common stock for each share of Pinnacle stock, or approximately 56 million shares in GLPI (~27% of GLPI on a pro forma basis), and maintain 100% ownership in OpCo • GLPI to assume $2.7Bn of Pinnacle debt, which will be refinanced at closing
Transaction Value	• Implied purchase price for PropCo of $4.75Bn (1), implying a 12.6x EV / 2016E lease income multiple (13.2x including all transaction related fees) (2)

Pro Forma Capitalization	• Pro forma GLPI leverage of no more than 5.5x, with any remainder funded with common equity
	    o Incremental acquisition debt of $2.0Bn
	    o Expected primary common equity of $1.1Bn
	    o Fully committed financing; the transaction will not be subject to any financing contingency
	• Pro forma OpCo leverage of approximately 3.5x (3)

Timing	• Expected transaction close in Q1 2016

Notes:
(1) Excludes transaction related fees and expenses
(2) Based on initial annual lease payment of $377MM
(3) Per Pinnacle management guidance

6 Gaming & Leisure Properties, Inc.

Detailed Transaction Mechanics

Step 1: Taxable Spin of OpCo



Pinnacle Shareholders
OpCo Stock
Pinnacle
Stock
OpCo (1)
PropCo

Implied Lease Coverage (2)

Adj. Property EBITDAR Lease Coverage	**1.9x**
Adj. Corporate EBITDAR Lease Coverage	**1.7x**

- Pinnacle separates OpCo assets into a new corporation through a taxable spin

Step 2: All Stock Merger of GLPI / Pinnacle PropCo



Pinnacle Shareholders
GLPI Shareholders
GLPI Equity (56MM shares)
100%
Pinnacle
GLPI
Pinnacle PropCo Equity ($1,966MM equity)
OpCo
PropCo

	$MM
Offer Value	**$4,965**
Implied PropCo Debt	(2,700)
Debt Breakage Costs	(181)
Accrued Interest	(57)
Estimated Taxes	(22)
Transaction Expenses (3)	(39)
Equity to Pinnacle	**$1,966**
Shares Issued to Pinnacle Shareholders / Equity Award Holders	**56**

- Immediately following closing of OpCo spin, GLPI merges with remaining public Pinnacle PropCo for all stock consideration and assumes all PropCo debt

Outcome



Pinnacle Shareholders
Existing GLPI Shareholders
New Primary Shareholders
56MM shares (27% ownership)
118MM shares (56% ownership)
34MM shares (17% ownership)
100%
Lease Payments
GLPI
OpCo
Existing Business
PropCo

	$MM
Acquisition Debt	$2,008
New Primary Equity	1,102
GLPI Shares Issued to Pinnacle Shareholders & Equity Award Holders	1,966
Total Transaction (Including Fees & Taxes) (4)	**$5,076**

- Pinnacle shareholders own 100% of OpCo as well as a material equity interest in GLPI
- Pro forma GLPI debt of $4.5Bn
  - Existing debt of $2.5Bn
  - Incremental acquisition debt of $2.0Bn

Notes:
(1) Includes the Belterra Park real property, the Heartland Poker Tour, Pinnacle's interest in Retama Park, gaming licenses, gaming equipment as well as approximately 450 acres of developable land
(2) Per Pinnacle management guidance
(3) Includes Pinnacle transaction fees paid by GLPI of $32MM, lease assignment costs of $2MM, cash for performance units of $2MM and Medicare costs on equity awards of $3MM
(4) Includes estimated GLPI transaction fees and expenses

7
Gaming & Leisure Properties, Inc.

Attractive Purchase Multiple 8 Gaming & Leisure Properties, Inc. GLPI Dividend / Share: 14.7x 14.0x 15.8x GLPI Pre-Announcement of Public Offer Median Mid-Cap Triple Net REIT Universe Median Large-Cap Triple Net REIT Universe EV / EBITDA (x) Notes: (1) Includes Entertainment Properties, Lexington Corporate, STORE Capital, Chambers Street, Select Income, STAG Industrial, Gramercy Property, Agree Realty and Getty Realty (2) Includes American Realty Capital, Realty Income Corporation, W.P. Carey, Spirit Realty Capital and National Retail Properties (1) (2) Purchase Multiple: 13.2x including transaction related fees 12.6x Excluding transaction related fees Estimated Low Double-Digit Percentage AFFO Per Share Accretion in Year 1

Creation of a Triple Net REIT Industry Leader 9 Gaming & Leisure Properties, Inc. Enterprise Value $Bn 18.9 16.1 12.1 10.7 8.7 7.3 5.3 4.3 4.1 3.8 3.3 2.3 2.3 0.8 0.7 0 5 10 15 20 25 American Realty Realty Income PF GLPI W.P. Carey Spirit Realty National Retail EPR Lexington Realty Select Income STORE Capital Chambers Street Gramercy STAG Agree Realty Getty Realty (1) Note: (1) Assumes 14.7x GLPI trading multiple (pre-announcement of public offer)

Enhanced Scale and Diversification 10 21 35 Number of Assets  12 14 Number of States  $446MM $823MM 2016E EBITDA  97% 52% Rental Contribution of Largest Tenant  Gaming & Leisure Properties, Inc. (PropCo)

Pro Forma GLPI Footprint

Combined company to have 35 assets with presence in 14 states


Hollywood Slots
Horseshu
Cactus Petes
M Resort
Ameristar Black Hawk
Zia Park Casino
Ameristar Council Bluffs
Ameristar Kansas City
Argosy Casino Rivers
Ameristar East Chicago
Hollywood Aurora
Hollywood Joliet
Ameristar St. Charles
Argosy Alton
Casino Queen
River City St. Louis
Hollywood St. Louis
Hollywood Lawrenceburg
Hollywood Toledo
Hollywood Dayton
Belterra Casino Florence
Hollywood Mahoning
Hollywood Columbus
Hollywood at Penn National
Hollywood Perryville
Charles Town Races & Slots
Hollywood Tunica
Boomtown Bossier City
Ameristar Vicksburg
Hollywood Casino Bay
Boomtown Biloxi
L'auberge Baton Rouge
L'auberge Lake Charles
Hollywood Baton Rouge
Boomtown New Orleans
Existing GLPI Properties
PNK Locations
Existing GLPI TRS Properties
Combined GLPI / PNK Footprint

11
Gaming & Leisure Properties, Inc.

Opportunity for Long Term Growth 12 Gaming & Leisure Properties, Inc. Potential Strategic Actions Commentary Pro Forma GLPI As the third largest triple net REIT – with a focus on gaming – GLPI will have the best access to top quality assets in both domestic regional and destination gaming markets  Sale Leaseback and Acquisitions in the Gaming Space Strong, stable tenant base will allow GLPI to expand its opportunity set beyond gaming sector  Acquire Real Estate in Other Related Sectors Enhanced scale and diversification provides access to lower cost of capital  Strong Balance Sheet Supports Ability to Explore Accretive Growth Opportunities Unique opportunity to partner with gaming operators for new gaming developments  Greenfield Development

Transaction Timeline 13 Gaming & Leisure Properties, Inc. • Q2 2015 • Begin execution of financing transactions • Commence preparation of public documentation and file with the SEC (S-4, Merger Proxy / Form 10) • Merger Proxy expected to become effective • GLPI and Pinnacle hold shareholder meetings to approve transaction • Gaming regulatory approval filings • Obtain gaming regulatory approvals • Complete all financing transactions • Spin-off of OpCo from Pinnacle Entertainment • Merger of Pinnacle Entertainment (PropCo) with GLPI Q3 – Q4 2015 Q4 2015 – Q1 2016

Appendix: Supporting Information 14 Gaming & Leisure Properties, Inc.

Master Lease Terms Between GLPI and Pinnacle OpCo 15 Gaming & Leisure Properties, Inc. Term and Termination • 10 years, with five 5-year extensions at Pinnacle OpCo’s option • Causes for termination by lessor include lease payment default, bankruptcy and/or loss of gaming licenses • At the end of the lease term, Pinnacle OpCo will be required to transfer the gaming assets (including the gaming licenses) to successor tenant for fair market value, subject to regulatory approval • Provisions for orderly auction-based transition to new operator at the end of the lease term if not extended • “Triple Net” Master Lease: Pinnacle OpCo is responsible for maintenance capital expenditures, property taxes, insurance and other expenses • All properties subject to the lease to be cross-defaulted / guaranteed by Pinnacle OpCo • OpCo is responsible for acquisition, maintenance, operation and disposition of all (including gaming) FF&E and personal property required for operations Lease Structure • Year 1 rent of $377.0MM comprised of (1): – Fixed building rent of $289.2MM with annual escalators (subject to minimum property-level EBITDAR rent coverage of 1.8x); plus: – Fixed land rent of $43.9MM; plus: – Percentage rent component for the facilities of $43.9MM reset every 2 years equal to 4% of the excess (if any) of the average net revenue for such facilities for the trailing two years over a baseline Rent • Pinnacle OpCo required to maintain properties and spend a minimum of 1% of net revenues on maintenance capital (including FF&E and capitalized personal property required for operations) annually • Structural projects generally require GLPI consent, not to be unreasonably withheld • GLPI to provide requisite financing for future capital projects if requested by Pinnacle at terms mutually agreeable to both parties Capital Expenditures • Obligations under the Master Lease are guaranteed by Pinnacle OpCo and certain of its subsidiaries • Certain rights of first offer as well as radius restrictions on competition Other Note: (1) To be updated upon finalizing a transaction based on Pinnacle’s trailing 12 month net revenues

Pro Forma Ownership 16 Gaming & Leisure Properties, Inc. 56% 27% 17% Pro Forma Ownership Existing GLPI Shareholders Pinnacle Stockholders & Equity Award Holders New Primary GLPI Shareholders Shares (MM) Estimated Standalone GLPI Shares Outstanding (YE 2015) 118 New Shares Issued to Pinnacle Stockholders / Equity Award Holders Pinnacle Basic Shares Outstanding 61 Net Share Settled Options 4 Shares Underlying RSUs / PSUs 2 Total Shares 67 Exchange Ratio 0.8500 New GLPI Shares Issued 56 New Primary Equity Required Required Primary Equity Issuance $1,102 New GLPI Shares Issued 34 Pro Forma GLPI Ownership Existing GLPI Shareholders 118 Pinnacle Stockholders / Equity Award Holders 56 New Primary GLPI Shareholders 34 Total Pro Forma LPI Shares Outstanding 208

Pinnacle PropCo Property Portfolio

Properties (1)

	Property	Location	Year Opened/ Acquired	Casino Space Square Footage	Slot Machines	Table Games	Hotel Rooms	Food & Beverage Outlets	Parking Spaces
Midwest Segment	Ameristar Council Bluffs	Council Bluffs, IA	1996	38,500	1,588	23	444(2)	8	3,027
	Ameristar East Chicago	East Chicago, IN	1997	56,000	1,768	56	288	8	2,245
	Ameristar Kansas City	Kansas City, MO	1997	140,000	2,450	71	184	12	8,320
	Ameristar St. Charles	St. Charles, MO	1994	130,000	2,507	77	397	14	6,250
	River City Casino	St. Louis, MO	2010	90,000	2,011	61	200	9	4,122
	Belterra Casino Resort	Florence, IN	2000	47,000	1,210	45	662	9	2,200
South Segment	Ameristar Vicksburg	Vicksburg, MS	1994	70,000	1,549	37	149	5	2,500
	Boomtown Bossier City	Bossier City, LA	1996	30,000	866	16	187	3	1,800
	Boomtown New Orleans	New Orleans, LA	1994	30,000	1,242	31	150	5	1,907
	L'Auberge Baton Rouge	Baton Rouge, LA	2012	74,000	1,428	56	205	6	2,400
	L'Auberge Lake Charles	Lake Charles, LA	2005	70,000	1,568	75	995	11	3,236
West Segment	Ameristar Black Hawk	Black Hawk, CO	2001	56,000	1,368	55	536	7	1,500
	Cactus Petes	Jackpot, NV	1956	26,000	~660	22	296	10(3)	920(3)
	The Horseshu	Jackpot, NV	1954	3,000	~115	-	120	-	-
	Total All Properties			**860,500**	**20,330**	**625**	**4,663**	**107**	**40,427**

Notes:
(1) Excludes Belterra Park Gaming & Entertainment
(2) Includes 284 rooms operated by affiliates of Kinseth Hospitality Corporation and located on land owned by Pinnacle and leased to affiliates of Kinseth
(3) Food and beverage outlets and parking spaces aggregated between Cactus Petes and The Horseshu

17

Gaming & Leisure Properties, Inc.

GLPI Property Portfolio

Properties

Tenants	Location	Type of Facility	Approx. Property Square Footage	Owned Acreage	Leased Acreage	Hotel Rooms
Hollywood Casino Lawrenceburg	Lawrenceburg, IN	Dockside gaming	634,000	74.1	32.1	295
Hollywood Casino Aurora	Aurora, IL	Dockside gaming	222,189	0.4	2.1	—
Hollywood Casino Joliet	Joliet, IL	Dockside gaming	322,446	276.4	—	100
Argosy Casino Alton	Alton, IL	Dockside gaming	241,762	0.2	3.6	—
Hollywood Casino Toledo	Toledo, OH	Land-based gaming	285,335	43.8	—	—
Hollywood Casino Columbus	Columbus, OH	Land-based gaming	354,075	116.2	—	—
Hollywood Casino at Charles Town Races	Charles Town, WV	Land-based gaming/Thoroughbred racing	511,249	298.6	—	153
Hollywood Casino at Penn National Race Course	Grantville, PA	Land-based gaming/Thoroughbred racing	451,758	573.7	—	—
M Resort	Henderson, NV	Land-based gaming	910,173	87.6	—	390
Hollywood Casino Bangor	Bangor, ME	Land-based gaming/Harness racing	257,085	6.7	27.6	152
Zia Park Casino	Hobbs, NM	Land-based gaming/Thoroughbred racing	109,067	317.4	—	—
Hollywood Casino Gulf Coast	Bay St. Louis, MS	Land-based gaming	425,920	579.9	—	291
Argosy Casino Riverside	Riverside, MO	Dockside gaming	450,397	41.0	—	258
Hollywood Casino Tunica	Tunica, MS	Dockside gaming	315,831	—	67.7	494
Boomtown Biloxi	Biloxi, MS	Dockside gaming	134,800	1.5	1.0	—
Hollywood Casino St. Louis	Maryland Heights, MO	Land-based gaming	645,270	247.8	—	502
Hollywood Gaming at Dayton Raceway	Dayton OH	Land-based gaming/Standardbred racing	191,037	119.7	—	—
Hollywood Gaming at Mahoning Valley Race Course	Youngstown, OH	Land-based gaming/Thoroughbred racing	177,488	193.4	—	—
Casino Queen	East St. Louis, IL	Land-based gaming	330,502	67.3		157
Total			**6,970,344**	**3,045.7**	**134.1**	**2,792**
TRS Properties						
Hollywood Casino Baton Rouge	Baton Rouge, LA	Dockside gaming	120,517	28.9	—	—
Hollywood Casino Perryville	Perryville, MD	Land-based gaming	97,961	36.4	—	—
Total			**218,478**	**65.3**	**—**	**—**
Total			**7,188,822**	**3,111.0**	**134.1**	**2,792**

18 Gaming & Leisure Properties, Inc.

Appendix: Definitions and Reconciliation of Non- GAAP Measures to GAAP 19 Gaming & Leisure Properties, Inc.

Definitions and Reconciliation of Non-GAAP Measures to GAAP  Adjusted EBITDA, or earnings before interest, taxes on income, stock-based compensation, management fees, depreciation, amortization, and gains and/or losses on dispositions of property is not a measure of performance or liquidity calculated in accordance with GAAP  Adjusted EBITDA information is presented as a supplemental disclosure. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, dividend payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  Adjusted EBITDA is presented as a supplemental disclosure as this measure is considered by many to be a better indicator of the Company’s operating results than net income (computed in accordance with GAAP). A reconciliation of the Company’s adjusted EBITDA to net income (computed in accordance with GAAP) is included in the Company’s news announcements and financial schedules available on the Company’s website.  Adjusted EBITDAR is Adjusted EBITDA excluding rent  Funds From Operations (“FFO”) is equal to net income, excluding gains or losses from dispositions of property, and real estate depreciation  FFO is defined by NAREIT (the National Association of Real Estate Investment Trusts, the trade organization for REITs) as “the most commonly accepted and reported measure of REIT operating performance.”  Adjusted Funds From Operations (“AFFO”) is defined as FFO excluding stock based compensation expense, the amortization of debt issuance costs and other depreciation reduced by maintenance capex.  A reconciliation of FFO and AFFO to net income (computed in accordance with GAAP) is included in the news announcements and financial schedules available on the Company’s website.  FFO and AFFO do not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and are not indicative of cash available to fund all cash flow needs.  Notwithstanding the foregoing, GLPI’s measures of adjusted EBITDA, FFO and AFFO may not be comparable to similarly titled measures used by other companies 20 Gaming & Leisure Properties, Inc.

Gaming & Leisure Properties Inc. Acquisition of Pinnacle Entertainment’s Real Estate Assets